Exhibit 99.1

NEWS RELEASE

Contact:	Garry P. Herdler – Executive Vice President & Chief Financial Officer
Orleans Homebuilders, Inc. (215) 245-7500
(www.orleanshomes.com)

For Immediate Release:

Orleans Homebuilders

Announces Results for Fourth Quarter and Fiscal 2008

Bensalem, Pennsylvania, October 1, 2008:

Orleans Homebuilders, Inc. (AMEX: OHB) is a residential homebuilder with operations in Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.

Financial Highlights for the Three Months Ended June 30, 2008:

•                  Fiscal year 2008 fourth quarter residential property revenue decreased 7% to $189.3 million (433 homes) compared to $203.5 million (443 homes) for the prior year period.  The average selling price for homes delivered in the fiscal 2008 fourth quarter was $437,000 compared to $459,000 in the prior year period.

•                  Fiscal year 2008 fourth quarter new orders decreased 28% to $114.1 million (286 homes) compared to $159.3 million (328 homes) for the prior year period.

•                  The backlog at June 30, 2008 decreased 25% to $238.3 million (486 homes) compared to $317.9 million (609 homes) at June 30, 2007.  At June 30, 2008, 90% of this backlog was in the Company’s northern and southern regions, compared with 87% in those regions at June 30, 2007.  The average selling price for homes in backlog at June 30, 2008 was $490,000 compared to $522,000 as of June 30, 2007.

•                  The Company experienced a cancellation rate of approximately 25% for the three months ended June 30, 2008, which is an increase from 20% for the three months ended June 30, 2007.  This increase was driven by increases in all of the Company’s regions with the exception of the Florida region.

•                  The Company owned or controlled approximately 7,229 building lots at June 30, 2008, which includes approximately 1,847 building lots controlled through contracts and options.  At June 30, 2007, the Company owned or controlled approximately 10,503 building lots, of which approximately 2,654 were controlled through contracts and options.  This represents a 31% decrease in both total owned and controlled lots, and owned lots.  As of June 30, 2008, approximately 52% of the Company’s owned lots are in its northern region; approximately 36% in its southern region, approximately 7% are in its midwestern region and approximately 5% in its Florida region.

•                  Fiscal year 2008 fourth quarter GAAP loss from continuing operations was $34.2 million ($1.85 per diluted share) as compared to a GAAP loss from continuing operations of $11.7 million ($0.63 per diluted share) for the prior year period.  On a non-GAAP adjusted basis, the fiscal year 2008 fourth quarter loss from continuing operations was $8.7 million ($0.47 per diluted share) compared to fiscal year 2007 fourth quarter loss from continuing operations of $0.3 million ($0.02 per diluted share).  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  Fiscal year 2008 fourth quarter non-GAAP adjusted EBITDA decreased to $(1.0) million compared to $4.4 million for the prior year period.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

Financial Highlights for the Year Ended June 30, 2008:

•                  Fiscal year 2008 residential property revenue decreased 13% to $562.2 million (1,262 homes) compared to $647.3 million (1,487 homes) for the prior year.  The average selling price for homes delivered in fiscal year 2008 was $445,000 compared to $435,000 in the prior year.

•                  Fiscal year 2008 new orders decreased 23% to $482.6 million (1,139 homes) compared to $630.6 million (1,381 homes) for the prior year period.

•                  The Company experienced a cancellation rate of approximately 26% for the year ended June 30, 2008, which is up from 23% for the year ended June 30, 2007.

•                  Fiscal year 2008 GAAP loss from continuing operations was $121.7 million ($6.60 per diluted share) as compared to a GAAP loss from continuing operations of $57.4 million ($3.11 per diluted share) for the prior year.  On a non-GAAP adjusted basis, the fiscal year 2008 loss from continuing operations was $10.5 million ($0.57 per diluted share) compared to fiscal year 2007 income from continuing operations of $4.0 million ($0.21 per diluted share).  The GAAP net loss for the year ended June 30, 2008 included a pre-tax charge for the write-off of real estate held for development and sale in the amount of $95.5 million as well as the establishment of a deferred tax asset valuation allowance in the amount of $53.6 million.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

•                  Fiscal year 2008 non-GAAP adjusted EBITDA decreased to $15.9 million compared to $21.1 million for the prior year period.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information (1).

Net Debt Reduction and Liquidity

•                  During the fourth quarter of fiscal 2008, Orleans reduced its net debt by approximately $53.3 million, from the third quarter, consisting of a reduction in the outstanding bank debt by $10.0 million and a combined increase in both cash and cash equivalents and “restricted cash – due from title companies” of $33.3 million and $10.0 million, respectively.

•                  As of June 30, 2008, over the past six fiscal quarters (since January 1, 2007), Orleans has reduced its net debt by approximately $173.6 million, or by 30%, consisting of a reduction of the outstanding bank debt by $116.0 million, or by 23%, and a combined increase in both cash and cash equivalents and “restricted cash – due from title companies” of $47.4 million and $10.2 million, respectively.  The reduction in bank debt and increase in cash is primarily the result of our operations, including land sale transactions and income tax refunds.  Since January 1, 2007, liquidity has improved by $33.6 million.  Liquidity is defined as the combined cash and cash equivalents and “restricted cash – due from title companies” plus the net borrowing base availability.

Jeffrey P. Orleans, Chairman of the Board and Chief Executive Officer stated, “The challenges facing the housing industry remain significant. The recent instability in the financial markets has further eroded consumer confidence and the housing market.  Despite these near term challenges, we continue to focus on successfully operating though these turbulent times.  As we have successfully demonstrated during this past year, we remain diligent on our stated objectives to reduce our debt while maintaining our liquidity, improving our balance sheet and reducing our cost structure.  The recent extension and modification of our credit facility through December 2009 by our supportive bank group demonstrates confidence in our abilities, and the agreement provides us necessary liquidity and covenant flexibility.”

Inventory Impairments and Write-Off of Abandoned Projects and Pre-Acquisition Costs

As a result of a various factors, including a decrease in anticipated absorption rates at various communities, slower than anticipated pace of new orders, increased uncertainty with respect to the overall mortgage market, increased mortgage underwriting standards, an increase in sales incentives and decreased homebuyer demand due to lower consumer confidence in the overall housing market, the Company recorded a pre-tax charge in the fiscal year 2008 fourth quarter related to inventory impairments on inventory held at June 30, 2008.

•                  For the fiscal year 2008 fourth quarter, the Company recorded inventory impairments of $20.0 million.  For the fiscal year 2007 fourth quarter, the Company recognized $19.3 million for inventory impairments.

•                  For the fiscal year ended June 30, 2008, the Company recorded inventory impairments of $58.9 million.  For the fiscal year ended June 30, 2007, the Company recognized inventory impairments of $62.8 million.

•                  In the fiscal year 2008 second quarter and prior to the completion of nine individual property dispositions, the Company recorded pre-tax charges for impairments related to inventory disposed of as part of the property dispositions in the fiscal 2008 second quarter.  In the aggregate, the land sale related impairments were $57.3 million.  As the recorded impairments reduced the book value of each of the nine individual assets to approximately the sales price of the asset, the Company did not record any gain or loss as a result of these dispositions.  Included within the $57.3 million is an impairment charge of $20.7 million related to the sale of its only land position, and the exit of its operation in its western region.  This impairment charge related to its western region is included in loss from discontinued operations.

The total write-offs of abandoned projects and other pre-acquisition costs for the fiscal year 2008 fourth quarter were $7.8 million compared to a recovery of $0.6 million for the fiscal year 2007 fourth quarter.  The total write-offs of abandoned projects and other pre-acquisition costs for the fiscal year ended June 30, 2008 were $8.8 million compared to $19.6 million for the fiscal year ended June 30, 2007.

Establishment of Deferred Tax Asset Valuation Allowance

The Company recorded an incremental full deferred tax asset valuation allowance of $10.1 million in the fourth quarter to increase its cumulative full valuation reserve to $53.6 million as of June 30, 2008.

During the year ended June 30, 2008, the Company established a deferred tax asset valuation allowance in the full amount of $53.6 million.  The full valuation allowance was established due to the lack of objectively verifiable evidence regarding the realization of these assets in the foreseeable future.  Our analysis of the need for a valuation allowance recognizes that we have incurred a cumulative loss and also considered the continued difficult current market conditions, as well as losses and impairment charges incurred on certain properties, including the nine asset sales that took place during December 2007, which led to the impairments of certain real estate held for development or sale.

Outlook

The unfavorable market conditions in the housing industry have continued to negatively impact the Company’s closings, new order activity, pricing and cancellations.  Excess new and resale home inventory remains elevated in several markets, and this excess inventory along with the negative impact of foreclosures, have contributed to the continuing difficulties buyers face in selling their existing homes.  Demand for new homes remains depressed due to decreased consumer confidence; economic uncertainty and high oil prices; reduced availability of mortgage financing related to tightened underwriting standards; and general instability in the credit markets and the financial services industry.  Price discounting remains significant to help support absorption. The government takeover of Fannie Mae and Freddie Mac, along with the unprecedented potential Federal Reserve support recommended by certain lawmakers and government officials to assist troubled financial institutions may provide much needed stability in the financial and mortgage markets.  Despite these recent actions, we believe that the challenges will remain in the homebuilding industry at least in the near term.  Economic conditions will likely be weak in the near term.  The Company believes that unfavorable market conditions may continue to have a negative impact on new orders, new order pricing and cancellations, thereby further reducing future revenues, gross margins and net income.  The Company is responding to these unfavorable market conditions by attempting to maintain absorption levels through the introduction of lower priced value offerings, the use of sales incentives; reevaluating its individual land holdings; reducing its land expenditures; continuing to operate with reduced housing inventory levels and emphasizing cost reductions to adjust for lower levels of production.  Further decreases in demand for our homes may require the company to further increase the use of sales incentives.  The Company continues to evaluate its owned and controlled lot positions and other assets.

Garry P. Herdler, Executive Vice President and Chief Financial Officer stated, “The amended $440 million revolving credit facility significantly modifies bank covenants for improved flexibility, it also eliminates several covenants, and it improves our borrowing base availability through December 2009.  We believe this amended facility is a positive for our lenders, and it also provides Orleans with the flexibility necessary in today’s challenging market.  Operationally, we have succeeded on our objectives to generate liquidity and free cash flow through both operations and creative means, improve our balance sheet and reduce our cost structure.  Over the past six fiscal quarters, we have significantly reduced our net debt by approximately $174 million, or approximately 30%, and we have significantly improved our cash and liquidity over this time.  We have reduced our lot count by approximately 57% since June 30, 2006, and we successfully repositioned our lot portfolio with the December 2007 ‘portfolio optimization’ transactions.  We now hold approximately 88% of our total lot count in the North and South regions.  Our spec count has also been reduced by approximately 57% since September 30, 2006, and we believe our spec count is well under control.  In addition, we continue to be focused on cost reduction.  Our headcount has again been reduced in August, and has now been reduced by over 50% since the 2006 peak.  In today’s environment, we remain focused on our objectives.”

Orleans Homebuilders will hold its quarterly conference call to discuss fiscal year results to date on Thursday, October 2, 2008, at 10:00 a.m. Eastern Daylight Time.  This call is being web cast by CCBN and can be accessed at Orleans Homebuilders’ web site at www.orleanshomes.com by clicking on the heading “Investor Relations”.  The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the conference call will be available later that day on the Company’s website at www.orleanshomes.com.  A copy of this press release, including the Company’s results of operations for the three months and fiscal year ended June 30, 2008 to be discussed during the conference call, is available at the Company’s website, www.orleanshomes.com, under the heading “Investor Relations”.

About Orleans Homebuilders, Inc.

Orleans Homebuilders, Inc. develops, builds and markets high-quality single-family homes, townhouses and condominiums.  The Company serves a broad customer base including luxury, move-up, empty nester, active adult and first-time homebuyers.  The Company currently operates in the following eleven distinct markets: Southeastern Pennsylvania; Central and Southern New Jersey; Orange County, New York; Charlotte, Raleigh and Greensboro, North Carolina; Richmond and Tidewater, Virginia; Chicago, Illinois; and Orlando, Florida.  The Company’s Charlotte, North Carolina operations also include adjacent counties in South Carolina.  To learn more about Orleans Homebuilders, please visit www.orleanshomes.com.

Use of Non-GAAP Financial Information

(1)   Pursuant to the requirements of Regulation G, we have provided a reconciliation of adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, to net income and earnings per share, the most directly comparable GAAP financial measures.  Adjusted net income and adjusted earnings per share represents income from continuing operations and earnings per share from continuing operations excluding the effects of charges for inventory impairments, land sale impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill, severance charges and tax valuation allowances.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of non-recurring and non-cash charges related to inventory impairments, the write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill and tax valuation allowances.

Orleans Homebuilders, Inc

Reconciliation of Net Loss to Adjusted Net Loss

(in thousands, except per share amounts)

(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	6/30/2008	6/30/2007

Reported net loss	$(34,228)	$(11,330)

Reported net loss per common share	$(1.86)	$(0.61)

Adjusted net loss and earnings per share:
Reported net loss	$(34,228)	$(11,330)
Reported loss from discontinued operations, net of tax	(37)	406
Reported loss from continuing operations, net of tax	(34,191)	(11,736)
One time charges
Asset impairments	20,023	19,334
Write-off of abandoned projects	7,829	(608)
Severance	240	453
Tax impact of one time charges	(12,707)	(7,733)
Deferred tax asset valuation allowance	10,098	—

Adjusted net loss	$(8,708)	$(290)

Adjusted diluted net loss per common share	$(0.47)	$(0.02)

Basic shares outstanding	18,503	18,520
Common stock equivalents	—	—
Diluted shares outstanding	18,503	18,520

Common stock equivalents are anti-dilutive for the three months ended 6/30/2008 and 6/30/2007.

Orleans Homebuilders, Inc

Reconciliation of Net Loss to Adjusted Net (Loss) Income

(in thousands, except per share amounts)

(Unaudited)

	Year	Year
	Ended	Ended
	6/30/2008	6/30/2007

Reported net loss	$(143,413)	$(66,850)

Reported net loss per common share	$(7.78)	$(3.62)

Adjusted net loss and earnings per share:
Reported net loss	$(143,413)	$(66,850)
Reported loss from discontinued operations, net of tax	(21,741)	(9,433)
Reported loss from continuing operations, net of tax	(121,672)	(57,417)
One time charges:
Asset impairments	58,919	62,787
Land sales impairments	36,556	—
Goodwill impairments	—	16,334
Write-off of abandoned projects	8,760	19,597
Severance Charges	740	2,319
Tax impact of one time charges	(47,483)	(39,614)
Deferred tax asset valuation allowance	53,642	—

Adjusted net (loss) income	$(10,538)	$4,006

Adjusted diluted net (loss) income per common share	$(0.57)	$0.21

Basic shares outstanding	18,428	18,458
Common stock equivalents	—	182
Diluted shares outstanding	18,428	18,640

Common stock equivalents are anti-dilutive for the nine months ended 6/30/2008.

Orleans Homebuilders, Inc

Reconciliation of Adjusted EBITDA to Net Loss

(in thousands)

(Unaudited)

	Three	Three
	Months	Months	Year	Year
	Ended	Ended	Ended	Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Adjusted EBITDA	$(980)	$4,405	$15,892	$21,072
Asset impairments	20,023	19,334	58,919	62,787
Land sale impairments	—	—	36,556	—
Goodwill impairments	—	—	—	16,334
Write-off of abandoned projects and other pre-acquisition costs	7,829	(608)	8,760	19,597
Severance charges	240	453	740	2,319
Share-based compensation	684	880	2,423	2,161
EBITDA	(29,756)	(15,654)	(91,506)	(82,126)
Income tax (benefit) expense	(3,434)	(8,214)	(976)	(37,458)
Interest in cost of sales	7,605	3,997	30,050	11,796
Depreciation and amortization	264	299	1,092	953
Loss from continuing operations, net of tax	(34,191)	(11,736)	(121,672)	(57,417)
Loss from discontinued operations, net of tax	(37)	406	(21,741)	(9,433)
Net loss	$(34,228)	$(11,330)	$(143,413)	$(66,850)

Pursuant to the requirements of Regulation G, we have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.  Adjusted EBITDA represents earnings from continuing operations before inventory impairments, land sale impairments, write-off of abandoned projects and other pre-acquisition costs, impairment of goodwill,  stock option expense, severance charges, interest expense, previously capitalized interest amortized to residential properties cost of sales, income taxes, depreciation, amortization, and extraordinary items.  For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excluded amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet, or statement of cash flows of the issuer; or includes amounts, that are excluded from the most directly comparable measure so calculated and presented.  In this regard, GAAP refers to generally accepted accounting principles in the United States of America.  The Company believes Adjusted EBITDA provides a meaningful measure of operating performance.

Forward-Looking Statements

Certain information included herein and in other Company statements, reports and SEC filings is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated earnings per share, flexibility and liquidity provided by our Restated Revolving Credit Facility, revenues, sales, operating results, financial resources, pace of sales, industry outlook, economic conditions, future impairment charges, future tax valuation allowance, anticipated tax refunds, anticipated debt repayment, anticipated use of proceeds from transactions, reductions in land expenditures, the Company’s ability to meet its internal financial objectives including debt reduction objectives, the impact of recent transactions on the Company’s liquidity, capital structure and finances, and the Company’s response to market conditions.  Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company statements, reports and SEC filings.  For example, there can be no assurance that the Company will be able to adjust successfully to current market conditions.  These risks and uncertainties include local, regional and national economic conditions, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, the availability and cost of labor and materials, our dependence on certain key employees and weather conditions.   Additional information concerning factors the Company believes could cause its actual results to differ materially from expected results is contained in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC.

Orleans Homebuilders, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Earned revenues
Residential properties	$189,318	$203,486	$562,183	$647,316
Land sales and other income	2,851	10,823	21,099	35,217
	192,169	214,309	583,282	682,533
Costs and expenses
Residential properties	192,314	198,191	553,600	613,954
Land sales and other expense	2,481	10,343	55,159	32,593
Selling, general and administrative	34,258	25,725	96,430	114,527
Impairment of goodwill	—	—	—	16,334
Interest, net	741	—	741	—
	229,794	234,259	705,930	777,408

Loss from continuing operations before income taxes	(37,625)	(19,950)	(122,648)	(94,875)
Income tax expense (benefit)	(3,434)	(8,214)	(976)	(37,458)

Loss from continuing operations	(34,191)	(11,736)	(121,672)	(57,417)

Loss from discontinued operations, net of taxes	(37)	406	(21,741)	(9,433)

Net loss	$(34,228)	$(11,330)	$(143,413)	$(66,850)

Basic / diluted loss per share
Continuing Operations	$(1.85)	$(0.63)	$(6.60)	$(3.11)
Discontinued Operations	$(0.00)	$0.02	$(1.18)	$(0.51)
Net Loss	$(1.86)	$(0.61)	$(7.78)	$(3.62)

Basic / diluted weighted average shares outstanding	18,503	18,520	18,428	18,458

Orleans Homebuilders, Inc

Summary of Deliveries by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
DELIVERIES
Northern Region
Homes	161	140	486	429
Dollars	$73,223	$68,655	$231,034	$207,240
Average Sales Price	$455	$490	$475	$483

Southern region
Homes	183	183	514	579
Dollars	$85,799	$90,477	$243,714	$281,356
Average Sales Price	$469	$494	$474	$486

Midwestern region
Homes	63	68	142	208
Dollars	$23,943	$32,708	$59,005	$91,809
Average Sales Price	$380	$481	$416	$441

Florida region
Homes	26	52	120	271
Dollars	$6,353	$11,646	$28,430	$66,911
Average Sales Price	$244	$224	$237	$247

Total
Homes	433	443	1,262	1,487
Dollars	$189,318	$203,486	$562,183	$647,316
Average Sales Price	$437	$459	$445	$435

Orleans Homebuilders, Inc

Summary of New Orders by Region

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
NEW ORDERS
Northern Region
Homes	119	127	441	490
Dollars	$48,267	$71,084	$196,217	$251,352
Average Sales Price	$406	$560	$445	$513

Southern region
Homes	120	126	487	520
Dollars	$49,056	$60,717	$216,945	$258,240
Average Sales Price	$409	$482	$445	$497

Midwestern region
Homes	28	39	135	182
Dollars	$12,485	$18,356	$52,157	$82,403
Average Sales Price	$446	$471	$386	$453

Florida region
Homes	19	36	76	189
Dollars	$4,338	$9,148	$17,260	$38,558
Average Sales Price	$228	$254	$227	$204

Total
Homes	286	328	1,139	1,381
Dollars	$114,146	$159,305	$482,579	$630,553
Average Sales Price	$399	$486	$424	$457

Orleans Homebuilders, Inc

Summary of Backlog by Region

(Dollars in thousands)

(Unaudited)

	At June 30,
	2008	2007
BACKLOG
Northern Region
Homes	210	255
Dollars	$109,818	$144,635
Average Sales Price	$523	$567

Southern region
Homes	216	243
Dollars	$103,759	$130,528
Average Sales Price	$480	$537

Midwestern region
Homes	48	55
Dollars	$21,084	$27,932
Average Sales Price	$439	$508

Florida region
Homes	12	56
Dollars	$3,648	$14,818
Average Sales Price	$304	$265

Total
Homes	486	609
Dollars	$238,309	$317,913
Average Sales Price	$490	$522

Orleans Homebuilders, Inc

Selected Balance Sheet Data

(in thousands)

(Unaudited)

	June 30,	June 30,
	2008	2007

Cash and cash equivalents	$72,341	$19,991
Restricted cash - due from title company	19,269	25,483
Residential properties	193,257	228,146
Land and improvements	359,555	511,872
Inventory not owned - VIE	13,050	47,214
Inventory not owned - Other Financial Interests	12,171	—
Deferred tax asset	—	23,480
Land deposits and costs of future developments	10,380	13,102
Total assets	716,112	910,944
Obligations related to inventory not owned - VIE	10,875	38,914
Obligations related to inventory not owned - Other Financial Interests	12,071	—
Mortgage obligations secured by real estate	396,133	469,123
Subordinated notes	105,000	105,000
Other notes payable	718	787
Shareholders’ equity	82,501	224,534

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